Exhibit 10.2

FSP PHOENIX TOWER CORP.

AMENDMENT NUMBER 1 TO

LIQUIDATING TRUST AGREEMENT

This Amendment Number 1 to Liquidating Trust Agreement made this 28th day of March, 2013 (the “Effective Date”), by FSP Property Management LLC, a Massachusetts limited liability company (hereinafter referred to as the “Trustee”), on behalf of the former holders of the Corporation’s capital stock, as grantors, and FSP Phoenix Tower Corp., a Delaware corporation (the “Corporation”).

WHEREAS, the board of directors of the Corporation and the Corporation’s stockholders have approved the dissolution of the Corporation and the winding up of the Corporation’s affairs, the satisfaction of any outstanding obligations to its creditors and the distribution of the remaining assets (the “Assets”), if any, of the Corporation to its stockholders in accordance with the priorities specified in the Corporation’s Certificate of Incorporation, as amended to date;

WHEREAS, in connection with the dissolution of the Corporation, the Trustee and the Corporation entered into that certain Liquidating Trust Agreement, dated December 10, 2012 (the “Liquidating Trust Agreement”), and, pursuant to the Liquidating Trust Agreement established a liquidating trust in order to facilitate the winding up of the Corporation’s affairs;

WHEREAS, Article V, Section 7 of the Liquidating Trust Agreement provides for the authority of the Trustee to make non-material amendments to the Liquidating Trust Agreement as necessary to clarify such agreement or enable the Trustee to effectuate the terms of such agreement;

WHEREAS, the Trustee wishes to make the following non-material amendments to the Liquidating Trust Agreement to clarify such agreement or enable the Trustee to effectuate the terms of such agreement; and

WHEREAS, capitalized terms used in this Amendment Number 1 and not otherwise defined shall have the respective meanings ascribed to such term in the Liquidating Trust Agreement.

In consideration of the foregoing, the Liquidating Trust Agreement is amended as follows:

1.                  Article II, Section 7 of the Liquidating Trust Agreement shall be deleted and replaced in its entirety with the following so that Article II, Section 7 shall read as follows:

“The Trustee shall keep an accounting of receipts and distributions. Without limiting the foregoing:

(a)     As soon as practicable after the Effective Date, the Trustee will deliver, or cause to be delivered, to each Beneficiary a notice indicating such Beneficiary’s beneficial interest in the Trust and the contact details of the Trustee. As soon as practicable after the end of each tax year and after the date on which the Trust terminates, but in any event within 90 days after each such event, the Trustee shall submit a written report and account to the Beneficiaries showing (i) the Assets and Liabilities of the Trust at the end of such taxable year or date of termination and the receipts and disbursements of the Trust for such taxable year or period ending on the date of termination, prepared in accordance with generally accepted accounting principles, (ii) any changes in the Trust Assets and Liabilities that have not been previously reported, and (iii) any action taken by the Trustee in the performance of its duties under this Agreement that it has not previously reported, and which, in its opinion, materially affects the Trust Assets or Liabilities.

(b) Whenever a material event relating to the Trust Assets occurs, the Trustee shall, within a reasonable period of time after such occurrence, prepare and issue a publicly available report describing such event. The occurrence of a material event need not be reported if an annual report pursuant to Section 2.7(a) will be issued at approximately the same time that a report pursuant to this Section 2.7(b) would be issued and such annual report describes the material event as it would be discussed in an interim report. The occurrence of a material event will be determined solely by the Trustee or as may be required by the rules and regulations promulgated by the United States Securities and Exchange Commission.”

2.              Article III, Section 3 shall be deleted and replaced in its entirety with the following so that Article III, Section 3 shall read as follows:

“3.     No Beneficiary shall have power to dispose of his, her or its beneficial interest in the Trust, except by will, intestate succession or operation of law, and any beneficial interest transferred by will, intestate succession or operation of law will thereafter be subject to such transfer restrictions. Neither the Trustee, the Trust, the Corporation nor any of their respective affiliates will take any actions to facilitate or encourage any trading in the beneficial interests in the Trust or in any instrument or interest tied to the value of the beneficial interests in the Trust.”

[Remainder of page intentionally blank]

2

IN WITNESS WHEREOF, we have executed this Trust Agreement, this 28th day of March, 2013

FSP PROPERTY MANAGEMENT LLC,

as Trustee and not individually

By:     /s/ Janet P. Notopoulos

Name: Janet P. Notopoulos

Title: President

FSP PHOENIX TOWER CORP.

(for purposes of Section 2 above)

By:      /s/ George J. Carter

Name: George J. Carter

Title: President

3